EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-119559, No. 333-123716 and No. 333-129669) of our reports dated March 3, 2006, with respect to the consolidated financial statements of Theravance, Inc., Theravance, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Theravance, Inc., included in this Annual Report on Form 10-K/A for the year ended December 31, 2005.

/s/ Ernst & Young LLP
Palo Alto, California
March 9, 2006